EXHIBIT 4.1

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXCHANGEABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPT ABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

CONVERTIBLE PROMISSORY NOTE

Original Principal Amount: $144,375.00	Issue Date: October 30, 2017
Consideration Paid at Close: $125,000.00

AIRBORNE WIRELESS NETWORK a Nevada corporation (the "Borrower"), with its offices located at 4115 Guardian Street, Suite C, Simi Valley, CA 93063, promises to pay to the order of Einstein Investments LLC (the "Holder"), upon the terms set forth below, the principal sum of One-hundred & fourty-four thousand three hundred & seventy-five dollars & no cents ($144,375.00) (this "Note"). The Note shall bear interest at the rate of 8% per annum payable on the Maturity Date. The Note contains a $13,125 OID and Legal Fees of $6,250 such that the Consideration Paid at Closing of this Note is $125,000. The interest will be paid to the Holder in whose name this Note is registered on the records of the Borrower regarding registration and transfers of this Note. The principal of, and interest on, this Note are payable at 5021 N. 20th Street #44045, Phoenix, AZ 85064, initially, and if changed, last appearing on the records of the Borrower as designated in writing by the Holder hereof from time to time.

1. Payments.

(a) Unless an Event of Default shall have previously occurred and be continuing or this Note is sooner converted into shares of Borrower's common stock pursuant to the terms herein, the full amount of principal under this Note shall be due and payable on July 30, 2018 (the "Maturity Date").

2. Prepayments.

(a) The Note may be prepaid only upon prior written approval of the Holder. The Borrower has the right to prepay any part of the Note plus accrued interest up to 90 days from the issue date, subject to a cash payment of the principal plus 120% interest and 91 days through 180 for a cash payment of the principal plus 130% interest. The Borrower cannot prepay any amount outstanding after the 180th day. Such redemption must be closed and funded within 3 days of giving notice of redemption or the right to redeem shall be null and void.

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3. Commitment Fee.

(a) Borrower shall pay Holder concurrently with the execution and delivery of the Note a commitment fee in the amount of fifty-five thousand five hundred & fifty-five (55,555) restricted Common Stock shares (the “Commitment Fee”) via restricted book entry notation with the Transfer Agent in Holder's name. Borrower shall provide Holder a confirmation receipt from the Transfer Agent after the shares have been placed in Holder's name. The Commitment Fee shall be retained by Holder and be deemed fully earned upon receipt.

4. Events of Default.

If one or more of the following described "Events of Default" shall occur:

(a) The Borrower shall default in the payment of principal or interest on this Note or any other note issued to the Holder by the Borrower; or

(b) Any of the representations or warranties made by the Borrower herein or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Borrower in connection with the execution and delivery of this Note, or the Convertible Promissory Note under which this note was issued shall be false or misleading in any respect; or

(c) The Borrower shall fail to perform or observe, in any respect, any covenant, term, provision, condition, agreement or obligation of the Borrower under this Note or any other note issued to the Holder; or

(d) The Borrower shall (1) become insolvent (which does not include a “going concern opinion); (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

(e) A trustee, liquidator or receiver shall be appointed for the Borrower or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

(f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Borrower; or

(g) One or more money judgments, writs or warrants of attachment, or similar process, in excess of fifty thousand dollars ($50,000) in the aggregate, shall be entered or filed against the Borrower or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

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(h) Defaulted on or breached any term of any other note of similar debt instrument into which the Borrower has entered and failed to cure such default within the appropriate grace period; or

(i) The Borrower shall have its Common Stock delisted from an exchange (including the OTC Markets exchange) or, if the Common Stock trades on an exchange, then trading in the Common Stock shall be suspended for more than 10 consecutive days or ceases to file its 1934 act reports with the SEC;

(j) If a majority of the members of the Board of Directors of the Borrower on the date hereof are no longer serving as members of the Board;

(k) The Borrower shall not deliver to the Holder the Common Stock pursuant to Section 5 herein without restrictive legend within 3 business days of its receipt of a Notice of Conversion which includes an Opinion of Counsel expressing an opinion which supports the removal of a restrictive legend; or

(l) The Borrower shall not replenish the reserve set forth in Section 5(d)(xv), within 3 business days of the request of the Holder.

(m) The Borrower’s Common Stock has a closing bid price of less than $0.56 per share for at least 5 consecutive trading days; or

(n) The aggregate dollar trading volume of the Borrower’s Common Stock is less than fifty thousand dollars ($50,000) in any 5 consecutive trading days; or

(o) The Borrower shall cease to be “current” in its filings with the Securities and Exchange Commission; or

(p) The Borrower shall lose the “bid” price for its stock in a market (including the OTC marketplace or other exchange)

Then, or at any time thereafter, unless cured within 5 days except for 4(m) and 4(n) which are incurable defaults, the sole remedy of which is to allow the Holder to cancel both this Note and the Holder Issued Note, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. Upon an Event of Default, interest shall accrue at a default interest rate of 24% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. In the event of a breach of Section 5(b)(ii) the penalty shall be $250 per day the shares are not issued beginning on the 4th day after the conversion notice was delivered to the Borrower. This penalty shall increase to $500 per day beginning on the 10th day. The penalty for a breach of Section 4(p) shall be an increase of the outstanding principal amounts by 20%. In case of a breach of Section 4(i), the outstanding principal due under this Note shall increase by 50%. Further, if a breach of Section 4(o) occurs or is continuing after the 6-month anniversary of the Note, then the Holder shall be entitled to use the lowest closing bid price during the delinquency period as a base price for the conversion. For example, if the lowest closing bid price during the delinquency period is $0.01 per share and the conversion discount is 50% the Holder may elect to convert future conversions at $0.005 per share.

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If the Holder shall commence an action or proceeding to enforce any provisions of this Note, including, without limitation, engaging an attorney, then if the Holder prevails in such action, the Holder shall be reimbursed by the Borrower for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

5. Conversion of Note.

(a) Conversion Right. Subject to the provisions of Section 5(c), at any time after the 6- month of the Issuance Date for this Note and full cash payment for this Note, or upon the occurrence of an Event of Default under this Note, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 5(b), at the Conversion Price (as defined below). The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section 5(a) shall be equal to the quotient of dividing the Conversion Amount by the Conversion Price. The Borrower shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Borrower shall round such fraction of a share of Common Stock up to the nearest whole share. The Borrower shall pay any and all transfer agent fees, legal fees, costs and any other fees or costs that may be incurred or charged in connection with the issuance of shares of the Borrower’s Common Stock to the Holder arising out of or relating to the conversion of this Note.

(i) " Conversion Amount " means the portion of the Original Principal Amount and Interest to be converted, plus any penalties, redeemed or otherwise with respect to which this determination is being made.

(ii)"Conversion Price" means the Discount Percentage Conversion Price, where the “Discount Percentage Conversion Price” shall equal 70% of the lowest Trade during the twenty-five (25) Trading Day Period immediately prior to the date of conversion on which the Holder elects to convert all or part of this Note, subject to adjustment as provided in this Note. The effective conversion price is the Note Holder’s option.

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(b) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a " Conversion Date "), the Holder shall (A) transmit by email, facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York, NY Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the " Conversion Notice ") to the Borrower. On or before the third Business Day following the date of receipt of a Conversion Notice (the " Share Delivery Date "), the Borrower shall (A) if legends are not required to be placed on certificates of Common Stock pursuant to the then existing provisions of Rule 144 of the Securities Act of 1933 (“Rule 144”) and provided that the Transfer Agent is participating in the Depository Trust Borrower's (" DTC ") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant the Rule 144. If this Note is physically surrendered for conversion and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Borrower shall, upon request of the Holder, as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.

(ii) Borrower's Failure to Timely Convert. If within three (3) Trading Days after the Borrower's receipt of the facsimile or email copy of a Conversion Notice the Borrower shall fail to issue and deliver to Holder via “DWAC/FAST” electronic transfer the number of shares of Common Stock to which the Holder is entitled upon such holder's conversion of any Conversion Amount (a " Conversion Failure "), the Original Principal Amount of the Note shall increase by $250 per day the shares are not issued beginning on the 4th day after the conversion notice was delivered to the Borrower. This penalty shall increase to $500 per day beginning on the 10th day until the Borrower issues and delivers a certificate to the Holder or credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder's conversion of any Conversion Amount (under Holder’s and Borrower’s expectation that any damages will tack back to the Issuance Date). Borrower will not be subject to any penalties once its transfer agent processes the shares to the DWAC system. If the Borrower fails to deliver shares in accordance with the timeframe stated in this Section, resulting in a Conversion Failure, the Holder, at any time prior to selling all of those shares, may rescind any portion, in whole or in part, of that particular conversion attributable to the unsold shares and have the rescinded conversion amount returned to the Outstanding Balance with the rescinded conversion shares returned to the Borrower (under Holder’s and Borrower’s expectations that any returned conversion amounts will tack back to the original date of the Note).

(iii) DWAC/FAST Eligibility. If the Borrower fails for any reason to deliver to the Holder the Shares by DWAC/FAST electronic transfer (such as by delivering a physical stock certificate), or if there is a Conversion Failure as defined in Section 5(b)(ii), and if the Holder incurs a Market Price Loss, then at any time subsequent to incurring the loss the Holder may provide the Borrower written notice indicating the amounts payable to the Holder in respect of the Market Price Loss and the Borrower must make the Holder whole by either of the following options at Holder’s election:

Market Price Loss = [(Highest VWAP for the 30 trading days on or after the day of exercise) x (Number of conversion shares)]

Option A – Pay Market Price Loss in Cash. The Borrower must pay the Market Price Loss by cash payment, and any such cash payment must be made by the third business day from the time of the Holder’s written notice to the Borrower.

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Option B – Add Market Price Loss to Outstanding Balance. The Borrower must pay the Market Price Loss by adding the Market Price Loss to the Outstanding Balance (under Holder’s and the Borrower’s expectation that any Market Price Loss amounts will tack back to the Issuance Date).

In the event that the conversion shares are not deliverable by DWAC/FAST electronic transfer an additional 10% discount to the Conversion Price will apply. In the event the Borrower experiences a DTC "Chill" on its shares, the conversion price shall be decreased to 60% instead of 70% while that "Chill" is in effect.

(iv) Par Value True-Up. In the event that the Conversion Price is less than Par Value on the Conversion Date, the Holder may elect to submit a Conversion Notice (attached hereto as Exhibit A) with a conversion price equal to the Borrower’s Par Value. In addition, upon written notice from the Holder in the form attached hereto as Exhibit C (the “True-Up Notice”), the Holder may require the Borrower, at the Holder’s election, to either (A) issue and deliver to the Holder a number of shares of Common Stock as equals (X) the Conversion Amount divided by 60% of the lowest trade occurring during the twenty-five (25) consecutive Trading Days immediately preceding the applicable Conversion Date, less (Y) the Conversion Amount divided by the Par Value (Any additional shares of Common Stock issuable pursuant to this Section 5(b)(iv) shall be referred to herein as “True-Up Shares”), or (B) add to the Outstanding Balance a dollar amount equal to the number of True-Up Shares (as calculated above) multiplied by the high trade price on the Conversion Date (Any dollar amount added to the Outstanding Balance pursuant to this Section 5(b)(iv) shall be referred to herein as the “True-Up Balance”) (under Holder’s and the Borrower’s expectation that any True-Up Balance amounts will tack back to the Issuance Date).

(v) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Borrower unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Borrower with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Borrower shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon conversion.

(c) Limitations on Conversions or Trading.

(i) Beneficial Ownership. The Borrower shall not effect any conversions of this Note and the Holder shall not have the right to convert any portion of this Note or receive shares of Common Stock as payment of interest hereunder to the extent that after giving effect to such conversion or receipt of such interest payment, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or receipt of shares as payment of interest. Since the Holder will not be obligated to report to the Borrower the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of this Note is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a principal amount of this Note that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Borrower shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date in accordance with Section 5(a) and, any principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Note. In the event that the Market Capitalization of the Borrower falls below $2,500,000, the term “4.99%” above shall be permanently replaced with “9.99%”. “Market Capitalization” shall be defined as the product of (a) the closing price of the Common Stock of the Common stock multiplied by (b) the number of shares of Common Stock outstanding as reported on the Borrower’s most recently filed Form 10-K or Form 10-Q. The provisions of this Section may be waived by Holder upon not less than 65 days prior written notification to the Borrower.

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(ii) Capitalization. So long as this Note is outstanding, upon written request of the Holder, the Borrower shall furnish to the Holder the then-current number of common shares issued and outstanding, the then-current number of common shares authorized, and the then-current number of shares reserved for third parties.

(d) Other Provisions.

(i) Terms of Future Financings. So long as this Note is outstanding, upon any issuance by the Borrower or any of its subsidiaries of any security (or upon any amendment to any existing security) with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Holder in this Note, then the Borrower shall notify the Holder of such additional or more favorable term and such term, at Holder’s option, shall become a part of the Note. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage.

(ii) All calculations under this Section 5 shall be rounded up to the nearest $0.00001 or whole share.

(iii) Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section 4 herein for the Borrower's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Adjustment of Conversion Price

Until this Note has been paid in full or converted in full, the Conversion Price shall be subject to adjustment from time to time as follows:

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(v) Adjustment for Stock Splits and Combinations. If Borrower shall at any time or from time to time after the original date of issuance of this Note, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If Borrower shall at any time or from time to time after the original date of issuance of this Note, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section shall be effective at the close of business on the date the stock split or combination occurs.

(vi) Adjustments for Subsequent Equity Sales. If, at any time while this Note is outstanding, the Borrower, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the "Base Conversion Price" and such issuances, collectively, a "Dilutive Issuance") (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 5(d)(vi) in respect of an Exempt Issuance. The Borrower shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 5(d)(vi), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the "Dilutive Issuance Notice"). For purposes of clarification, whether or not the Borrower provides a Dilutive Issuance Notice pursuant to this Section 5(d)(vi), upon the occurrence of any Dilutive issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion. "Exempt Issuance" means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Borrower pursuant to any existing stock or option plan or any stock or option plan duly adopted after the date hereof for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) shares of Common Stock issued to employees, officers or directors of the Borrower in lieu of cash compensation for services rendered to the Borrower, (c) securities issued upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Note provided that such securities have not been amended since the date of this Note to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, and (d) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Borrower, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating Borrower or an owner of an asset in a business synergistic with the business of the Borrower and shall provide to the Borrower additional benefits in addition to the investment of funds, but shall not include a transaction in which the Borrower is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

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(vii) Adjustments for Certain Dividends and Distribution. If Borrower shall at any time or from time to time after the original date of issuance of this Note, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, the applicable Conversion Price then in effect by a fraction: the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(viii) Adjustment for Other Dividends and Distributions. If Borrower shall at any time or from time to time after the original date of issuance of this Note, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of Borrower which they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section with respect to the rights of Holder; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(ix) Adjustment for Reclassification. Exchange or Substitution. If the Common Stock issuable upon conversion of this Note at any time or from time to time after the original date of issuance of this Note shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for herein, or a reorganization, merger, consolidation, or sale of assets provided for herein, then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

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(x) Consideration for Stock. In case any shares of Common Stock or any Common Stock Equivalents (defined as "rights" or warrants or options to purchase any Common Stock or Convertible Securities (defined as "securities convertible into or exchangeable for, directly or indirectly, Common Stock") shall be issued or sold: in connection with any merger or consolidation in which Borrower is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of Borrower shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of Borrower, of such portion of the assets and business of the non-surviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or in the event of any consolidation or merger of Borrower in which Borrower is not the surviving corporation or in which the previously outstanding shares of Common Stock of Borrower shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of Borrower for stock or other securities of any corporation, then upon the closing of such transaction, this Note will automatically be redeemable for a payment equal to 150% of the outstanding principal amount of this Note (including accrued interest) (the “Change of Control Preference Amount”); or Borrower shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Note, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Note immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Note. In the event Common Stock is issued with other shares or securities or other assets of Borrower for consideration which covers both, the consideration computed as provided in this Section shall be allocated among such securities and assets as determined in good faith by the Board of Directors of Borrower; or for services, other than as permitted pursuant to Section 4(d)(x), the amount of consideration therefor shall be deemed to be the par value of the Common Stock.

(xi) Record Date. In case Borrower shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall deemed to be such record date.

(xii) No Impairment. The Borrower shall not, by amendment of its Articles of Incorporation, Bylaws, Operating Agreement or other constitutional documents, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Borrower, but will at all times in good faith, assist in the carrying out of all the provisions of this Section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment. In the event a Holder shall elect to convert any portion of the Note as provided herein, Borrower cannot refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, or notice, restraining and or adjoining conversion of all or of the Note shall have issued and Borrower posts a surety bond for the benefit of such Holder in an amount equal to one hundred percent (100%) of the amount of the Note that the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder (as liquidated damages) in the event it obtains judgment.

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(xiii) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section, Borrower at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. Borrower shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note. Notwithstanding the foregoing, Borrower shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(xiv) Issue Taxes. The Borrower shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Note pursuant thereto; provided however, that the Borrower shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(xv) Reservation of Common Stock. The Borrower shall issue Irrevocable Transfer Agent Instructions reserving 824,238 Common Stock shares with their Stock Transfer Agent in Holder’s name pursuant to the “Irrevocable Transfer Agent Instruction Letter” attached hereto as Exhibit B. The Reservation Shares are held with the Stock Transfer Agent in good faith until either the time of Conversion or Maturity Date. In the event the Borrower chooses to prepay the Note, the Transfer Agent will return the Reservation Shares to Borrower. In the event that the Reservation Share amount is insufficient, the Holder will from time to time provide the Stock Transfer Agent with written notice to increase the number of shares of Common Stock so reserved, without any further action or confirmation of the Borrower. Borrower shall at all times when this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, 4x the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note. Borrower shall, from time to time in accordance with Nevada law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy Borrower' obligations under this Section. The Borrower will instruct its Transfer Agent to provide the outstanding share information to the Holder in connection with its conversions. Upon full conversion of this Note, any shares remaining in the Share Reserve shall be cancelled.

(xvi) Piggy Back Registration. The Holder shall be granted piggyback registration rights for the 55,555 restricted shares being issued to Holder as well as for the shares convertible under the Note, provided that the current S1 registration filed on August 31, 2017 shall be exempt from the piggyback rights held by the Holder, and any amendments thereto.

(xvii) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of this Note or any interest accrued thereon require registration or listing with or approval of any governmental authority stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, Borrower shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

(xviii) Filings. The Borrower shall include the Note in its next scheduled SEC filing whether that shall be a 10Q or 10K.

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6. No Waiver of the Holder's Rights. All payments of principal shall be made without setoff, deduction or counterclaim. No delay or failure on the part of the Holder in exercising any of its options, power or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Holder of any of its options, powers, or rights shall constitute a waiver of any other option, power or right. Borrower hereby waives presentment of payment, protest, and all notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by the Holder of less than the full amount due and payable hereunder shall in no way limit the right of the Holder to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

7. Modifications. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

8. Cumulative Rights and Remedies: Usury. The rights and remedies of the Holder expressed herein are cumulative and not exclusive of any rights and remedies otherwise available under this Note, or applicable law (including at equity). The election of the Holder to avail itself of any one or more remedies shall not be a bar to any other available remedies, which the Borrower agrees the Holder may take from time to time. If it shall be found that any interest paid or payable hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall be reduced to the maximum permitted rate of interest under such law, and any interest previously paid in excess of such legal limit shall be returned to the Borrower by the Holder.

9. Severability. If any provision of this Note is declared by a court of competent jurisdiction to be in any way invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

10. Accredited Investor Status. The Holder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”). Any of Holder’s transferees, assignees, or purchasers must be “accredited investors” in order to qualify as prospective transferees, permitted assignees in the case of Holder’s transfer, assignment or sale of the Note.

11. Successors and Assigns. This Note shall be binding upon the Borrower and its successors and shall inure to the benefit of the Holder and its successors and assigns. The term "Holder" as used herein, shall also include any endorsee, assignee or other holder of this Note.

12. Lost or Stolen Promissory Note. If this Note is lost, stolen, mutilated or otherwise destroyed, the Borrower shall execute and deliver to the Holder a new promissory note containing the same terms, and in the same form, as this Note. In such event, the Borrower may require the Holder to deliver to the Borrower an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

13. Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

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14. Expenses. At the Closing, the Borrower shall reimburse Holder for expenses incurred by them in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other agreements to be executed in connection herewith (“Documents”), including, without limitation, reasonable attorneys’ and consultants’ fees and expenses, transfer agent fees, fees for stock quotation services, fees relating to any amendments or modifications of the Documents or any consents or waivers of provisions in the Documents, fees for the preparation of opinions of counsel, escrow fees, and costs of restructuring the transactions contemplated by the Documents. When possible, the Borrower must pay these fees directly, otherwise the Borrower must make immediate payment for reimbursement to the Holder for all fees and expenses immediately upon written notice by the Holder or the submission of an invoice by the Holder. The Borrower’s obligation with respect to this transaction is to reimburse Holder’s expenses shall be $6,250 in legal fees, which shall be deducted from the Note when funded.

15. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Arizona, without regard to the principles of conflicts of law thereof. Each of the Borrower and the Holder agree that all legal proceedings concerning the interpretations, enforcement and defense of this Note shall be commenced in the State and federal courts sitting in the city of Phoenix, County of Maricopa (the "Phoenix Courts"). Each of the Borrower and Holder hereby irrevocably submits to the exclusive jurisdiction of the Phoenix Courts for the adjudication of any dispute hereunder (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suite, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is brought in an inconvenient forum. Each of the Borrower and the Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or preceding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to the other at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each of the Borrower and the Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

16. Notice. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The Holder is to be notified by the Borrower, within five (5) business days, in accordance with this Section 14, of the existence or occurrence of any Events of Default. The addresses for such communications shall be:

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If to the Borrower, at:	If to the Holder, at:

AIRBORNE WIRELESS NETWORK Attn: Michael Warren 4115 Guardian Street, Suite C Simi Valley, CA 93063	Einstein Investments LLC Attn: Kevyn Green 5021 N. 20th Street #44045 Phoenix, AZ 85064

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by an officer thereunto as of this date first-above written.

AIRBORNE WIRELESS NETWORK

By:	/s/ Michael Warren
Name: Michael Warren
Title: CEO

EINSTEIN INVESTMENTS LLC

By:	/s/ Kevyn Green
Name: Kevyn Green
Title: President

SUBSCRIPTION AMOUNT:

Principal Amount of Note: $144,375.00

Purchase Price: $125,000.00

Note: $144,375.00, less $13,125.00 in OID and less $6,250.00 in legal fees.

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